UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 3, 2010

OCCULOGIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51030	59-343-4771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11025 Roselle Street, Suite 100
San Diego, CA  92121
(Address of principal executive offices, including zip code)

(858) 455-6006
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

On March 3, 2010 a special meeting of the stockholders of OccuLogix, Inc., dba TearLab Corporation, or the Company, was held.  The following proposals were submitted to a vote of the Company’s stockholders and approved by the required majorities as indicated by the final tabulations below.

1.           To approve, as required by and in accordance with NASDAQ Marketplace Rule 5635(d), the sale and issuance of an aggregate of 586,217 shares of the Company’s common stock pursuant to the terms of a securities purchase agreement, or the Purchase Agreement, dated as of January 8, 2010, by and among the Company and certain of the investors party thereto.  This proposal was approved with 5,349,190 votes for, 17,927 votes against and 257,473 votes abstained.

2.           To approve, as required by and in accordance with NASDAQ Marketplace Rules 5635(c) and 5635(d), the sale and issuance of an aggregate of 772,258 shares of the Company’s common stock to certain directors and officers of the Company pursuant to the terms of the Purchase Agreement.  This proposal was approved with 5,321,317 votes for, 45,742 votes against and 260,196 votes abstained.

3.           To approve, as required by and in accordance with NASDAQ Marketplace Rule 5635(d), the prospective sale and issuance of a number of shares of the Company’s common stock (not to exceed 10,963,795 shares) equal to (a) US$2,000,000 divided by (b) 80% of the volume weighted average of the Company’s common stock on the NASDAQ Capital Market for the 10 trading days ending on the day immediately preceding the closing for such sale, pursuant to the terms of the Purchase Agreement.  This proposal was approved with 5,321,274 votes for, 45,831 votes against and 260,150 votes abstained.

4.           To approve, as required by and in accordance with NASDAQ Marketplace Rule 5635(c), the issuance of 386,798 shares of the Company’s common stock upon the conversion of 12% Convertible Subordinated Secured Notes Due 2011 purchased by certain directors and officers of the Company.  This proposal was approved with 6,543,948 votes for, 44,723 votes against and 260,218 votes abstained.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCULOGIX, INC.

By:	/s/ William G. Dumencu
William G. Dumencu Chief Financial Officer

Date:  March 8, 2010